Exhibit 5.1

June 18, 2020

Ideal Power Inc.

4120 Freidrich Lane, Suite 100

Austin, Texas 78744

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of Ideal Power Inc.

Ladies and Gentlemen:

We have acted as counsel to Ideal Power Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to 350,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), which may be issued under the Ideal Power Inc. Amended & Restated 2013 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ PERKINS COIE LLP